EXHIBIT (k)(8)

Execution Copy

RULE 12d1-4
UNIT INVESTMENT TRUST OF CLOSED-END FUNDS INVESTMENT AGREEMENT

This Agreement, dated as of January 24, 2022, between FT Series (the “Trust”) on behalf of each of its existing and future series that invests in an Acquired Fund in reliance on the Rule as such terms are defined below, severally and not jointly, (each, an “Acquiring Fund”), and each closed-end investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) advised by Neuberger Berman Investment Advisers LLC (the “Adviser”), that is listed on Appendix A hereto (as may be amended from time to time), severally and not jointly (each an “Acquired Fund”).

WHEREAS, the Trust is registered with the  U.S.  Securities  and  Exchange  Commission (“SEC”) as a unit investment trust under the 1940 Act and each Acquiring Fund is a series of the Trust;

WHEREAS, the Trust intends that this Agreement be applicable to its existing series as of the date hereof and all series subsequently established by the Trust;

WHEREAS, each Acquired Fund is registered with the SEC as a closed-end management investment company and advised by the Adviser and the parties hereto intend that this Agreement to be applicable to all registered closed-end funds advised by the Adviser that are listed on Appendix A, as may be amended from time to time;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, including, in pertinent part, Section 12(d)(1)(A)(i) which prohibits a registered investment company (and any company or companies controlled by it) to purchase or otherwise acquire any security issued by any other investment company if the acquiring company (and any company or companies controlled by it) immediately after such purchase or acquisition own in the aggregate more than 3% of the total outstanding voting stock of the acquired company (the “3% Limit”). Section 12(d)(1)(C) of the 1940 Act further limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of certain limitations of Section 12(d)(1) in reliance on the Rule;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Terms of Investment.

(a) In accordance with the Rule, the Acquiring Funds and the Acquired Funds agree that the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and as provided herein.

(b) In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, each Acquired Fund and each Acquiring Fund agree as follows:

(i) an Acquiring Fund and its advisory group as such term is defined in the Rule, will not control (individually or in the aggregate) an Acquired Fund;

(ii) no Acquiring Fund shall purchase or otherwise acquire securities issued by an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act (i.e., the 3% Limit);

(iii) (A) except as provided in (B) below, or otherwise required by the Acquiring Fund's organizational documents or applicable law or rules thereunder, or as agreed to by the parties, the Acquiring Fund will vote its securities held of an Acquired Fund in the same proportion as the vote of all other holders of such securities (“Echo Voting”).

(B) an Acquiring Fund will consider voting on a non-routine matter in its own discretion (rather than Echo Voting) if requested by the Acquired Fund. If an Acquired Fund requests that an Acquiring Fund consider a non-routine matter (as determined by the Acquired Fund) that is pending stockholder vote, the Acquired Fund must provide notice of the non-routine stockholder vote to the parties listed in Section 4 of this Agreement at least thirty (30) days prior to the vote. Upon a timely request, the Acquiring Fund will consider the non-routine matter and vote in accordance with the best interest of its unitholders or shareholders;

(iv) An Acquiring Fund shall promptly notify an Acquired Fund:

(A) When an Acquiring Fund and its advisory group (as defined in the Rule), individually or in the aggregate, hold more than 10% of such Acquired Fund’s total outstanding voting securities; and

(B) If at any time an Acquiring Fund and its advisory group (as defined in the Rule) no longer holds voting securities of an Acquired Fund in excess of an amount noted in (iv)(A) above; and

(v) upon reasonable request by an Acquired Fund, the Acquiring Funds will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund, to the extent it is not considered material non-public information.

(c) In order to assist the Acquiring Fund’s principal underwriter or depositor with evaluating the complexity of the structure and the fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the respective Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by such Acquiring Fund with reference to the Rule. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, each Acquiring Fund and Acquired Fund agree that the information on fees and expenses of each Acquired Fund shall be provided through delivery or access to publicly available documents.

2. Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3. Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

4. Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail or electronic mail to the address for each party specified below or to such other person or address as such party may designate for receipt of such notice.

If to the Acquiring Fund:	If to the Acquired Fund:

If to the Acquiring Fund:	If to the Acquired Fund:

5. Term and Termination.

(a) This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to this Section 5.

(b) This Agreement shall continue until terminated in writing by either party upon 45 days’ notice to the other party; provided, however, that the provisions of Section 7 shall survive the termination of the Agreement. Upon termination of this Agreement, the respective Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement, the Acquiring Fund will not be required to reduce its holdings of the respective Acquired Fund. Termination of this Agreement with respect to a particular Acquiring Fund and/or Acquired Fund shall not terminate the Agreement as to other Acquiring Funds and Acquired Funds that are parties hereto.

(c) This Agreement shall automatically terminate with respect to a particular Acquiring Fund or Acquired Fund upon the termination of such Acquiring Fund or Acquired Fund. Such termination of the Agreement on behalf of the respective Acquiring Fund or Acquired Fund shall not terminate this Agreement with respect to other Acquiring Funds and Acquired Funds that are parties hereto.

6. Survival Provision.

If this Agreement is terminated pursuant to Section 5(b) hereof with respect to an Acquiring Fund and corresponding Acquired Fund, the provisions set forth in Section 1(b)(iii) of the respective Acquiring Fund shall survive and be a continuing obligation of such Acquiring Fund so long as the Acquiring Fund holds the voting securities of the applicable Acquired Fund.

7. Indemnification.

(a) Each Acquiring Fund agrees to hold harmless and indemnify each Acquired Fund, including any of its principals, directors or trustees, officers, and employees, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against an Acquired Fund, including any of their principals, directors or trustees, officers, and employees, to the extent such Claims result from (i) a violation by such Acquiring Fund of any provision of this Agreement or result from any willful misfeasance, bad faith, reckless disregard or gross negligence of such Acquiring Fund in the performance of any of its duties or obligations hereunder; or (ii) a violation by the Acquiring Fund of the terms and conditions of the Rule with respect to the Acquiring Fund’s investment in an Acquired Fund. Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims. Notwithstanding the foregoing, an Acquiring Fund shall not be responsible for any Claim against an Acquired Fund to the extent such Claim results from a violation of any provision of this Agreement by an Acquired Fund or results from any willful misfeasance, bad faith, reckless disregard or gross negligence of an Acquired Fund in the performance of any of its duties or obligations hereunder.

(b) Each Acquired Fund agrees to hold harmless and indemnify each Acquiring Fund, including any of its principals, directors or trustees, officers, and employees, against and from any Claims asserted against an Acquiring Fund, including any of its principals, directors or trustees, officers, and employees, to the extent such Claims result from (i) a violation by such Acquired Fund of any provision of this Agreement or result from any willful misfeasance, bad faith, reckless disregard or gross negligence of an Acquired Fund in the performance of any of its duties or obligations hereunder; or (ii) a violation by the Acquired Fund of the terms and conditions of the Rule with respect to the Acquiring Fund’s investment in the Acquired Fund. Any indemnification pursuant to this Section shall include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims. Notwithstanding the foregoing, an Acquired Fund shall not be responsible for any Claim against an Acquiring Fund to the extent such Claim results from a violation of any provision of this Agreement by an Acquiring Fund or results from any willful misfeasance, bad faith, reckless disregard or gross negligence of an Acquiring Fund in the performance of any of its duties or obligations hereunder.

(c) Any liability pursuant to the forgoing provisions shall be several and not joint. In any action involving the parties under this Agreement, the parties agree to look solely to the individual Acquiring Fund(s) or Acquired Fund(s) that is/are involved in the matter in controversy and not to any other Acquiring Fund or Acquired Fund.

8. Assignment; Amendment; Miscellaneous

(a) This Agreement may not be assigned by either party without the prior written consent of the other.

(b) This Agreement may be amended only by a writing that is signed by each affected party; provided, however, that Appendix A to this Agreement may be amended by the Adviser to add additional Acquired Funds by providing notice to the Acquiring Fund in accordance with Section 4.

(c) In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other Acquiring Fund of the Trust.

(d) In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other Acquired Fund hereunder.

(e) The Acquiring Fund and Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(f) Each Acquired Fund is organized as a Maryland corporation and a copy of each Acquired Fund’s Articles of Incorporation, each as may be amended and restated from time to time, is on file with the Maryland Department of Assessments and Taxation, and notice is hereby given that no director, officer, employee, agent, employee or stockholder of the respective Acquired Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Acquired Fund.

(g) This Agreement shall be construed on behalf of an Acquired Fund in accordance with the laws of the State of organization of such Acquired Fund.

(h) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of both parties hereto. For purposes hereof, an electronic copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(i) If any provision of this Agreement is determined to be invalid, illegal, in conflict with any law or otherwise unenforceable, the remaining provisions hereof will be considered severable and will not be affected thereby, and every remaining provision hereof will remain in full force and effect and will remain enforceable to the fullest extent permitted by applicable law.

(j) No Acquiring Fund shall use the name or any tradename, trademark, service mark, symbol or any abbreviation, contraction or simulation thereof of an Acquired Fund or any of its affiliates in its shareholder communications, advertising, sales literature and similar communications (other than a prospectus, statement of additional information, fact sheet or similar disclosure document, or shareholder report) unless it first receives prior written approval (including approval through written electronic communications) of the Acquired Fund or its applicable affiliate.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLOSED-END FUNDS ADVISED BY NEUBERGER BERMAN INVESTMENT ADVISERS LLC
BY: NEUBERGER BERMAN INVESTMENT ADVISERS LLC ON BEHALF OF ACQUIRED FUNDS

Signature:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title	Managing Director

FT SERIES ON BEHALF OF EACH OF ITS EXISTING AND FUTURE SERIES
BY: FIRST TRUST PORTFOLIOS L.P. ON BEHALF OF ACQUIRING FUNDS

Signature:	/s/ James M. Dykas
Name:	James M. Dykas
Title	Chief Financial Officer

Appendix A
Acquired Funds

Neuberger Berman California Municipal Fund Inc.

Neuberger Berman High Yield Strategies Fund Inc.

Neuberger Berman MLP and Energy Income Fund Inc.

Neuberger Berman Municipal Fund Inc.

Neuberger Berman New York Municipal Fund Inc.

Neuberger Berman Real Estate Securities Income Fund Inc.